                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

FILED BY THE REGISTRANT /x/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

--------------------------------------------------------------------------------
Check the appropriate box:
/ /   Preliminary Proxy Statement
/x/   Definitive Proxy Statement
/ /   Definitive Additional Materials
/ /   Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                         WIRELESS XCESSORIES GROUP, INC.
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/x/   No fee required.
/ /   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      1) Title of each class of securities to which transaction applies:

      2) Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      4) Proposed maximum aggregate value of transaction:

      5) Total fee paid:

/ /   Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1) Amount Previously Paid:

      2) Form, Schedule or Registration Statement No.:

      3) Filing Party:

      4) Date Filed:

                         WIRELESS XCESSORIES GROUP, INC.
                              1840 COUNTY LINE ROAD
                      HUNTINGDON VALLEY, PENNSYLVANIA 19006
                                 (215) 494-0111

                    Notice of Annual Meeting of Stockholders
                         To Be Held on November 28, 2000

To holders of shares of common stock:

         You are invited to be present either in person or by proxy at the annual meeting of stockholders of Wireless Xcessories Group, Inc. to be held at its principal executive offices at 1840 County Line Road, Huntingdon Valley, Pennsylvania 19006, on Tuesday, November 28, 2000, beginning at 10:00 a.m., local time, for the following purposes:

         1.       To elect six (6) directors for the coming year;

         2. To approve an amendment to the Wireless Xcessories Group, Inc. 1995 Stock Option Plan to increase to 1,000,000 the number of shares issuable upon exercise of options granted under the plan, an increase of 400,000 shares;

         3. To ratify the selection of Arthur Andersen LLP as the company's independent auditors for the year ending December 31, 2000; and

         4. To transact any other business as may properly come before the meeting or any postponements or adjournments.

         Management presently knows of no other business to be presented at the meeting. If any other matters come before the meeting, the persons named in the enclosed proxy will vote with their judgment on those matters.

         The board of directors has fixed the close of business on October 19, 2000 as the record date for determining stockholders entitled to notice of and to vote at the meeting and any adjournments. To make sure that your vote is counted, please complete, date and sign the enclosed proxy and return it promptly in the enclosed envelope, whether or not you plan to attend the meeting in person. A self-addressed, postage paid envelope is enclosed for your convenience. If you do attend the meeting, you may then withdraw your proxy and vote your shares in person. In any event, you may revoke your proxy prior to its exercise. Shares represented by proxies which are returned properly signed but unmarked will be voted in favor of proposals made by the company.

                                           By order of the board of directors,

                                           /s/ Christopher F. McConnell
                                           -----------------------------------
                                           Christopher F. McConnell
October 31, 2000                           Chairman of the Board
Huntingdon Valley, Pennsylvania

                             Your vote is important.

         PLEASE FILL IN, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. NO POSTAGE IS NECESSARY IF THE ENVELOPE IS MAILED IN THE UNITED STATES.

                         WIRELESS XCESSORIES GROUP, INC.
                              1840 County Line Road
                      Huntingdon Valley, Pennsylvania 19006
                                 (215) 494-0111

                              --------------------

                                 PROXY STATEMENT
                     FOR 2000 ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON NOVEMBER 28, 2000

                              --------------------


                               GENERAL INFORMATION

         This proxy statement is furnished in connection with the solicitation by the board of directors of Wireless Xcessories Group, Inc. (the "Company") of proxies to be voted at its annual meeting of stockholders on Tuesday, November 28, 2000, to be held at 10:00 a.m., local time, at its offices at 1840 County Line Road, Huntingdon Valley, Pennsylvania and at any adjournments, for the purposes set forth in the accompanying notice of the meeting. This proxy statement, the foregoing notice and the enclosed proxy card will first be mailed to stockholders entitled to vote on or about October 31, 2000.

         Sending a signed proxy will not affect a stockholder's right to attend the meeting and vote in person because the proxy is revocable. Any stockholder giving a proxy has the power to revoke it by returning to the Company prior to the annual meeting a proxy bearing a later date, by attending the meeting and voting in person or by otherwise giving written notice to the Secretary of the Company at any time before the proxy is exercised.

         When your proxy card is returned properly signed, those shares will be voted in accordance with your instructions. The board knows of no matters that are likely to be brought before the meeting, other than the matters specifically referred to in the notice of the meeting. If any other matters properly come before the meeting, the persons named in the enclosed proxy, or their duly appointed substitutes acting at the meeting, will be authorized to vote or otherwise act with their judgment in those matters. In the absence of instructions, the shares represented at the meeting by the enclosed proxy will be voted "FOR" the nominees for director, "FOR" the increase in the number of shares issuable under the Wireless Xcessories Group, Inc. 1995 Stock Option Plan and "FOR" the ratification of the selection of Arthur Andersen LLP as the Company's independent auditors for the year ending December 31, 2000.


                             SOLICITATION OF PROXIES

         The expense of this proxy solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person or by telephone or telecopy by officers or other regular employees of the Company, without additional compensation to those officers and other employees. The Company is required to pay, upon request, the reasonable expenses incurred by record holders of common stock, who are brokers, dealers, banks, voting trustees or other nominees for mailing proxy material and annual stockholder reports to any beneficial owners of common stock they hold of record.

                            QUORUM AND VOTING RIGHTS

         Holders of record of the Company's common stock, as of the close of business on October 19, 2000, the record date, will be entitled to notice and to vote at the meeting and at any adjournments. Holders of shares of common stock are entitled to vote on all matters brought before the meeting.

         As of October 19, 2000, there were 5,223,080 shares of common stock outstanding and entitled to vote on all matters. Each outstanding share of common stock entitles the holder to one vote.

         The presence in person or by proxy of the holders of a majority of the outstanding common stock is necessary to constitute a quorum at the meeting.

         The election of directors requires the favorable vote of a plurality of the votes cast at the meeting by the holders of stock entitled to vote at the meeting. The approval of the amendment to the 1995 Stock Option Plan and ratification of the board's selection of the Company's auditors and any other matters brought before the meeting will require the favorable vote of a majority of the votes cast at the meeting by the holders of stock entitled to vote at the meeting. The holders of common stock are not entitled to cumulate their votes in the election of directors.

         Abstentions will be counted for the purpose of determining whether a quorum is present at the meeting and as votes cast and will have the effect of a negative vote. Broker non-votes for all proposals will not be counted in determining the presence of a quorum and will not be considered as votes cast, and will have no effect on the results of the votes.

         The Company is not aware of any matter, other than as referred to in this proxy statement, to be presented at the meeting.

                     PROPOSAL NO. 1 - ELECTION OF DIRECTORS

         The board currently consists of six directors. One director, Mr. Christopher C. Cole, was appointed by the board on February 16, 2000 to fill an existing vacancy. At the meeting, the stockholders will elect all six directors for a term ending at the next annual meeting of stockholders and until that director's successor is duly elected and qualified.

         The table below sets forth the name of each person nominated by the board to serve as a director for the coming year and the executive officers of the Company. All of the nominees are currently directors of the Company for terms expiring at the meeting. Each nominee has consented to be named as a nominee and, to the present knowledge of the Company, is willing to serve as a director, if elected. Should any of the nominees not remain a nominee at the end of the meeting (a situation which is not anticipated), solicited proxies will be voted in favor of those who remain as nominees and may be voted for substitute nominees. Unless contrary instructions are given on the proxy, the shares represented by a properly executed proxy will be voted "FOR" the election of Christopher F. McConnell, Stephen Rade, Bradley T. MacDonald, Barbara M. Henagan, Allan S. Kalish and Christopher C. Cole.

                                                                                  Year First Elected
Nominees                     Position                                    Age         as a Director
--------                     --------                                    ---         -------------
Christopher F. McConnell     Chairman of the Board                        47             1998
Stephen Rade                 President, Chief Executive Officer           63             1996
                             and Director
Bradley T. MacDonald         Director                                     53             1999
Barbara M. Henagan           Director                                     41             1999
Allan S. Kalish              Director                                     75             1998
Christopher C. Cole          Director                                     45             2000
Ronald E. Badke              Chief Financial Officer and Secretary        55              n/a

         The principal occupations and qualifications of each nominee for director are as follows:

         Mr. McConnell has been Chairman of the Board of the Company since December 1998. In addition, he is a principal of The Founders Group, an organization dedicated to helping launch new, technology-based companies. Mr. McConnell also co-founded and currently serves as Chairman of the Board of CFM Technologies, Inc., a semiconductor capital equipment company, and Mi8 Corporation, a leading application service provider (ASP).

         Mr. Rade has been President and Chief Executive Officer of the Company since June 1998. From 1996 until June 1998, he was Executive Vice President of the Company. He has been a director since April 1996. He has been the President, Chief Executive Officer and a director of Advanced Fox Antenna, Inc., a wholly owned subsidiary of the Company, since he founded that company in 1990.

         Mr. MacDonald was elected a director of the Company in March 1999. He is the Chairman of the Board and Chief Executive Officer of HealthRite, a position he has held since January 1996. Prior to that election, he was appointed as Program Director of the U.S. Olympic Coin Program of the Atlanta Centennial Olympic Games. Mr. MacDonald has been employed by HealthRite as its Chief Executive Officer since September 1996. From 1991 through 1994, Mr. MacDonald was Deputy Director and Chief Financial Officer of the Retail, Food and Hospitality and Recreation Business for the United States Marine Corps.

         Ms. Henagan was elected to a director of the Company in March 1999. From 1982 to 1999, she was a Senior Managing Director of Bradford Ventures, Ltd. Since July 1999, she has served as Manager of Linx Partners. Ms. Henagan also serves on the Board of Directors of General Bearing Corporation and Hampton Industries, both public companies.

         Mr. Kalish is the owner of Kalish & Associates, a consulting firm specializing in marketing, advertising and public relations, which he founded in 1986. Kalish & Associates serves advertisers, marketers and advertising agencies throughout the country, including three New York Stock Exchange companies. Prior to founding Kalish & Associates, Mr. Kalish managed Kalish & Rice, Inc., one of the largest advertising agencies in Philadelphia. Mr. Kalish served as a member of the Board of Directors of Checkpoint Systems, Inc., a New York Stock Exchange listed company, from 1993 to 1997.

         Mr. Cole was elected as a director of the Company in February 2000. He currently is a private investor and runs Cole Consulting in Cincinnati, OH. Until the acquisition of Pinnacle Automation by FKI, Plc. in early 2000, Mr. Cole was employed by Pinnacle Automation as its Chief Operating Officer and served as a director of Pinnacle Automation since June 1997 and as Executive Vice President from March 1994 to June 1997. Mr. Cole served as a Vice President of Cincinnati Milacron, from 1987 through March of 1994.

         Mr. Badke has been Chief Financial Officer of the Company since November 1995 and Secretary of the Company since March 1999. He was a Senior Vice President and the Chief Financial Officer of Shoe Town Inc. from 1984 through September 1994, positions he later held (September to November 1995) with Natures Elements. Mr. Badke, a certified public accountant, had been a consultant from October 1994 through August 1995.

         THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" EACH OF THE NOMINEES PRESENTED.

Meetings and Committees of the Board

         During the year ended December 31, 1999, the Company's board of directors held four meetings. The board has an Audit Committee and a Compensation and Stock Option Committee but does not have an executive committee or a nominating committee.

         The Audit Committee of the board of directors consists of Mr. MacDonald, Ms. Henagan and Mr. Cole. The duties and responsibilities of the Audit Committee include, among other things, review of the Company's financial statements, consideration of the nature and scope of the work to be performed by the Company's independent auditors, discussion of the results of such work, the receipt from such auditors of their letters to management which evaluate (as part of their annual audit of the Company's financial statements) the internal accounting control systems of the Company and meeting with representatives of management to discuss particular areas of the Company's operations. The Audit Committee held two meetings during 1999.

         The Compensation and Stock Option Committee consists of Mr. Kalish, Ms. Henagan and Mr. Cole. Its principal duties are the administration of the 1995 Stock Option Plan and the review and determination of the executive officers' compensation program. The Compensation and Stock Option Committee held two meetings during 1999.

        PROPOSAL NO. 2 - APPROVAL OF AMENDMENT TO 1995 STOCK OPTION PLAN

         The Wireless Xcessories Group, Inc. 1995 Stock Option Plan, as amended in December 1995 and September 1998, currently authorizes the issuance of options to purchase up to 600,000 shares of common stock. In May 2000, the board amended the 1995 Stock Option Plan, subject to stockholder approval, to increase the aggregate number of shares authorized for issuance upon exercise of options granted under this plan to 1,000,000. This amendment is designed to enhance the flexibility of the administering committee in granting stock options to the Company's directors, employees and non-employee consultants and advisors and to ensure that the Company can continue to grant stock options to these persons at levels determined to be appropriate by the committee.

General

         The 1995 Stock Option Plan provides for the grant to directors, employees and non-employee consultants and advisors of the Company and its subsidiaries, approximately 26 persons, both incentive stock options and non-qualified stock options to purchase up to 600,000 shares of common stock. If the amendment is adopted by the stockholders, the number of shares which may be issued upon exercise of options under this plan would increase by 400,000 shares to 1,000,000 shares.


Purpose

The purpose of the plan is:

                  -- to attract and retain persons with training, experience and ability as directors, employees and non-employee consultants and advisors,

                  -- to encourage the sense of proprietorship of those persons and

                  -- to stimulate the active interest of those persons in our development and financial success.


Effectiveness

         The amendment to the plan will become effective if it receives the favorable vote of a majority of the votes cast at the meeting by the holders of stock entitled to vote at the meeting.


Administration

         The plan is administered by a committee designated by the board consisting of at least two members of the board.


Exercise of Options

         The exercise price for options granted under the plan is determined by the committee at the time of grant. For incentive stock options, the exercise price may not be less than 100% of the fair market value of the common stock on that date. For non-qualified stock options, the exercise price may not be less than 75% of the fair market value of the common stock on that date.

         The fair market value is the closing price of the common stock on Nasdaq on the date the option is granted. If there are no sales on the date the option is granted, the fair market value is the average of the closing sale prices on the three most recent trading days preceding the date on which the option is granted. If there were no closing sales prices, the fair market value is the average of the high bid and low asked prices on Nasdaq on the date the option is granted.

         Options become exercisable as determined by the committee. The committee determines the term of options but no term may exceed 10 years. In addition, the committee is authorized to establish the period during which options may be exercised following the termination of employment of an employee option holder or, if the optionee is a non-employee director, after service as a director. In accordance with this delegated authority, the committee on April 18, 2000 determined that all option agreements entered into after that date should provide the following:

                  -- for an employee optionee who is terminated, the options may not be exercised after the termination, unless that termination is without cause, as determined by the Company's board in its good faith judgment. If the optionee is terminated without cause, any outstanding, vested and unexpired option may be exercised for a period of 90 days after the date of termination.

                  -- for a non-employee director optionee who ceases to serve as a director, the optionee may exercise any outstanding, vested and unexpired option until the earlier of the expiration of the option or one year from the date the optionee ceases to serve as a director.

                  -- for directors who are also employees, any vested option may be exercised as long as the person remains a director or an employee. If the optionee ceases to serve as both a director and an employee, vested and unexpired options may be exercised until the earlier of the expiration of the option or one year from the date the optionee ceases to serve as an employee or director, whichever is later, but only to the extent that the option had vested at that date.

In the latter two instances, the board may also extend the post-termination exercise period for up to five years, but in no event may an option be exercised after the period the option by its terms would otherwise have been exercisable.

         The price payable upon the exercise of options may be paid in cash or, with the consent of the committee, in shares of common stock held by the optionee or in any other consideration that is deemed satisfactory by the committee.


Transferability

         Optionees may not transfer options, except by will or the laws of descent and distribution. An option may be exercised, during the optionee's lifetime, only by the optionee.


Changes in the common stock of the Company

         If the outstanding common stock is increased or decreased as a result of a stock split or the payment of a stock dividend or otherwise, an appropriate and proportionate adjustment will be made in the number of shares covered by each outstanding option and the purchase price of the shares.

Options outstanding, exercisable and available for future grant

         As of October 19, 2000, options to purchase 358,112 shares of common stock were outstanding under the 1995 Stock Option Plan, of which 235,717 options were exercisable. The exercise price for the outstanding options ranged from $1.062 to $5.00 per share. On October 19, 2000, the closing price of the Company's common stock on Nasdaq was $0.875 per share. At October 19, 2000, options to purchase 152,540 shares (plus any options that expire or are cancelled in the future) were available for future grant exclusive of 400,000 additional shares covered by the proposed amendment.


Federal income tax consequences

         Incentive stock options. An optionee will not be deemed to receive any income at the time an incentive stock option is granted or exercised under the plan. (However, special rules apply to optionees who are subject to the alternative minimum tax.) If an optionee does not dispose of the shares acquired upon exercise of the underlying option for two years after grant of the option and one year after exercise of the option, the gain (if any) on a subsequent sale (the amount received less the exercise price) or loss (if any) on a subsequent sale (the exercise price less the amount received) will be a long-term capital gain or loss.

         If the optionee disposes (whether by sale, exchange or gift) of the shares acquired upon exercise within two years after the date of grant or within one year after exercise of the option, the disposition is a "disqualifying disposition," and the optionee will recognize income in the year of the "disqualifying disposition" equal to the amount received for the shares less the exercise price. Of that income, the portion equal to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be treated as compensation taxable as ordinary income (for which the Company will be entitled to a tax deduction, subject to any applicable Internal Revenue Code limitation, in the year of the "disqualifying disposition") and the balance, if any, will be long-term or short-term capital gain depending on whether the shares were sold more than one year after the option was exercised. However, in the case of a "disqualifying disposition" that is a sale or exchange (other than a sale or exchange by persons related to the optionee), the amount of compensation income recognized by the optionee will not exceed the excess of the amount received over the exercise price, even where the amount received is less than the fair market value of the shares at the time the option was exercised. If an optionee uses shares acquired upon exercise of an option to exercise that option at a time when the sale of the shares would constitute a "disqualifying disposition," the optionee will recognize ordinary income in the amount described in the preceding two sentences.

         Non-qualified stock options. An optionee will not be considered to receive any income at the time a non-qualified stock option is granted, nor will the Company be entitled to a deduction. However, when the option is exercised, the optionee will be considered to have received compensation taxable as ordinary income in an amount equal to the difference between the exercise price of the option and the fair market value of the shares received upon exercise.

         If a director or executive officer exercises an option within six months of the date of grant, the recognition of income will be delayed until the shares may be resold without incurring liability under the securities laws (generally six months after the date of grant of the option). In that case, ordinary income will be determined upon recognition, based on the fair market value of the shares on that date. However, if a director or executive officer files an appropriate election under the Internal Revenue Code with the IRS within 30 days of his or her exercise of the option, the optionee will be deemed to have received compensation taxable as ordinary income for the difference between the exercise price and the fair market value on the date of exercise of the shares received.

         The Company will (subject to any applicable Internal Revenue Code limitation) be entitled to a tax deduction for compensation taxable as ordinary income recognized by the optionee.

         Upon the sale of shares received upon exercise of an option, any gain (the amount received less the fair market value of the shares on the date ordinary income was recognized) or loss (the fair market value of the shares on the date ordinary income was recognized less the amount received) will be a long-term capital gain or loss if the sale occurs more than one year after the date of exercise (or, if later, the date when income was recognized by the optionee) and otherwise will be a short-term capital gain or loss.

         If all or any part of the exercise price of the option is paid by the optionee with shares of common stock (including shares previously acquired upon exercise of an option), no gain or loss will be recognized on the shares surrendered in payment. Shares received on exercise of the option equal to the number of shares surrendered will have the same basis and holding period, for purposes of determining whether future dispositions result in long-term or short-term capital gain or loss, as the basis and holding period of the shares surrendered. The balance of the shares received on exercise will be treated for federal income tax purposes as described in the preceding paragraphs as though issued upon exercise for a purchase price equal to the consideration, if any, paid by the optionee in cash. The optionee's compensation, which is taxable as ordinary income upon exercise, and the Company's deduction will not be affected whether the exercise price is paid in cash or in shares of common stock.

         THIS GENERAL DESCRIPTION OF THE POSSIBLE FEDERAL INCOME TAX CONSEQUENCES OF EXERCISING OPTIONS OR SELLING SHARES PURCHASED THROUGH THE EXERCISE OF OPTIONS IS BASED ON THE INTERNAL REVENUE CODE, AS IT HAS BEEN INTERPRETED TO DATE AND THEREFORE MAY NOT BE A SUFFICIENT DESCRIPTION OF THE CONSEQUENCES IF THERE WERE A CHANGE IN THE INTERNAL REVENUE CODE AS IT IS CURRENTLY WRITTEN OR INTERPRETED. BECAUSE THE CONSEQUENCES MAY VARY WITH EACH OPTIONEE, IT IS RECOMMENDED THAT OPTIONEES CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE TAX CONSEQUENCES, INCLUDING STATE, LOCAL OR NON-U.S. INCOME TAX CONSEQUENCES.

         THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE WIRELESS XCESSORIES GROUP, INC. 1995 STOCK OPTION PLAN.


             PROPOSAL NO. 3 - RATIFICATION OF SELECTION OF AUDITORS

         The board has selected Arthur Andersen LLP as the Company's independent auditors for the year ending December 31, 2000 and the stockholders are asked to ratify this selection. Arthur Andersen LLP has advised the Company that it has no direct or material indirect interest in the Company or its affiliates. Representatives of Arthur Andersen LLP are expected to attend the annual meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

         The favorable vote of a majority of the votes cast at the meeting by holders entitled to vote at the meeting.

         THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2000.


                              CHANGE IN ACCOUNTANTS

         By letter dated October 25, 1999, the Company terminated the engagement of Deloitte & Touche,

LLP ("Deloitte") as the Company's independent auditors, effective immediately. On October 25, 1999, the Company engaged the independent certified public accounting firm of Arthur Andersen LLP to audit the Company's consolidated financial statements for the year ended December 31, 1999. This change in accountants was approved and ratified by the Company's board of directors.

         Deloitte's report on the Company's consolidated financial statements at and for each of the years in the two year period ended December 31, 1998 did not contain any adverse opinion, disclaimer of opinion and was not qualified or modified as to any uncertainty of the audit's scope or accounting principles. There were no disagreements between the Company and Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to such accountant's satisfaction, would have caused such accountant to make reference to the subject matter of the disagreement in connection with its report on the consolidated financial statements of the Company.


                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

         The following table sets forth for the years ended December 31, 1999, 1998 and 1997 the compensation for services rendered in all capacities to the Company and subsidiaries by the Chief Executive Officer and the Company's other executive officer.

                           SUMMARY COMPENSATION TABLE

                                                 Annual Compensation
                                                ---------------------
Name and Position                               Year           Salary
-----------------                               ----           ------
Stephen Rade                                    1999         $398,000(1)
  Chief Executive Officer,                      1998          350,000(2)
  President and Director                        1997          350,000(3)

Ronald E. Badke                                 1999         $135,000
  Chief Financial Officer and                   1998          135,000
  Secretary                                     1997          129,515(4)
--------------------

(1)      Includes a bonus of $200,000 earned in 1999 and payable in 2000.
(2) Includes a bonus of $200,000 earned in 1998 and deferred pursuant to an agreement relating to the acquisition of Advanced Fox Antenna, Inc.
(3) Includes a bonus of $200,000 earned in 1997 and deferred pursuant to an agreement relating to the acquisition of Advanced Fox Antenna, Inc.
(4)      Does not include a bonus of $15,000 earned in 1996 and paid in 1997.


                        OPTION GRANTS IN LAST FISCAL YEAR

         Under the Wireless Xcessories Group, Inc. 1995 Stock Option Plan, the board of directors or a stock option committee appointed by the board may grant stock options to officers, key employees, directors, and independent consultants of the Company. Currently, 600,000 shares of the Company's common stock are subject to the plan.

         Neither of the Company's executive officers was granted options in 1999.

         The following table sets forth the number of shares which underlie unexercised options held at December 31, 1999 by the executive officers named in the Summary Compensation Table. Neither of those officers exercised options during 1999.

                          FISCAL YEAR END OPTION VALUES

                          Number of Shares            Value of Unexercised
                          Underlying Unexercised      In-the-Money Options
                          Options at Fiscal           at Fiscal Year-End
                          Year End

                          Exercisable/                Exercisable/
Name                      Unexercisable               Unexercisable
----                      -------------               -------------
Stephen Rade                25,000/0                  $53,000/$0
Ronald E. Badke             65,000/0                  $17,500/$0

Employment Agreements

         The employment agreements between the Company and each of Messrs. Tauber, Rade and Badke terminated on April 1998, April 1999 and March 1999, respectively.


Compensation of Directors

         The Company does not pay a fee to its directors. It reimburses those directors who are not employees of the Company for their expenses incurred in attending meetings.

         In addition, the Company recently approved the annual grant of options to purchase the Company's common stock to certain directors in accordance with the 1995 Stock Option Plan. Specifically, the board approved the following grants:

                  -- to the chairperson of the board (if not also an employee of the Company): an option to purchase 15,000 shares of common stock (the "Chairperson Options"),

                  -- to every other director (if not also an employee of the Company): an option to purchase 8,000 shares of common stock (the "Director Options"), and

                  -- to each director who is a member of a board committee: an option to purchase 3,000 shares of common stock multiplied by the number of committees on which the director sits ("Committee Options").

A director who receives Chairperson Options may not also receive Director Options, unless the board determines otherwise.

         Half of these options vest on the date they are granted, with the remaining half vesting one year later; provided that these options will terminate and never vest if the director receiving them does not attend at least 75% of the meetings of the board (or meetings of the applicable board committee, in the case of Committee Options) held during the one year period following the date the options are granted.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

         The Compensation and Stock Options Committee (the "Committee") is authorized to review and make recommendations to the board as to the compensation in cash or other forms for its executive officers, as described below. The Committee currently has three members, Mr. Allan S. Kalish, Mr. Christopher C. Cole and Ms. Barbara M. Henagan.

         COMPENSATION MIX

         The Company's executive compensation packages generally include three components: base salary, a discretionary annual cash bonus and stock options. The Committee generally reviews, and makes any changes to, the base salary and bonus of each executive officer as of the beginning of each calendar year.

         Base Salary

         Its compensation policy is to provide for base salaries which are comparable to the compensation paid to executive officers of equivalent competency and responsibilities by companies of comparable size and capitalization both in and out of the cellular accessories industry.

         Discretionary Cash Bonus

         The Committee believes that discretionary cash bonuses are useful on a case by case basis to motivate and reward executive officers. Bonuses for executive officers are not guaranteed, but are awarded from time to time only in the discretion of the Committee. Criteria for bonuses for executive officers range from success in increasing revenues to attracting equity capital.

         Stock Options

         Grants of stock options under the 1995 Stock Option Plan are designed to promote the identity of the long-term interests between the Company's executives and its stockholders and to assist in the retention of executives. Since stock options granted by the Company generally become exercisable over a multi-year period, their ultimate value is dependent upon the long-term appreciation of the Company's stock price and the executive's continued employment with the Company. In addition, grants of stock options may result in an increase in executive officers' equity interests in the Company, thereby providing such persons with the opportunity to share in the future value they are responsible for creating.

         COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

         Until its termination in April 1999, Mr. Rade's employment agreement set forth his compensation package. Following the termination of that agreement, in 1999 the Committee increased Mr. Rade's base salary and granted him a bonus equal to the bonuses he received in each of the previous two years. The Committee has determined that this package is competitive with that of chief executives of certain other companies in the same or similar industries at comparable stages of development. In addition, in order to align Mr. Rade's interests with the long-term interests of the Company's stockholders, the Committee attempts to make a significant portion of the value of his total compensation dependent on the long-term appreciation of the Company's stock price.

         The Committee believes that Mr. Rade's performance as Chief Executive Officer of the Company must be evaluated almost exclusively using subjective criteria, including the Committee's evaluation of the Company's progress in attracting and retaining senior management, identifying new products and market segments and developing the Company's internet business strategy.

         In determining Mr. Rade's compensation package, the Committee considered the following accomplishments of the Company during calendar year 1999:

                  -- the initiation of the Company's Internet business strategy through its AccessorySolutions.com, Inc. subsidiary,

                  -- the Company's significant progress in disposing of its battery assembly and distribution segment, and

                  -- the increased sales volume in 1999, accompanied by the ongoing development of the Company's warehousing and distribution infrastructure.

                                             Compensation Committee

                                             Allan S. Kalish
                                             Barbara M. Henagan
                                             Christopher C. Cole

         This report of the Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act and the Exchange Act and shall not be deemed soliciting material.


Compensation Committee Interlocks and Insider Participation

         The Compensation and Stock Option Committee of the board is composed of Mr. Allan S. Kalish, Mr. Christopher C. Cole and Ms. Barbara M. Henagan. Neither of the members of the Compensation and Stock Option Committee were employees of the Company during the year ended December 31, 1999.

           SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

         The following table sets forth certain information as of October 19, 2000, as supplied to the Company, regarding the beneficial ownership of the common stock by all persons known to the Company who own more than 5% of the outstanding shares of the Company's common stock, each director of the Company, each executive officer of the Company named in the Summary Compensation Table included elsewhere in this proxy statement and all executive officers and directors as a group. Unless otherwise indicated, based on information provided to the Company by the directors, executive officers and principal stockholders, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

                                       Number of
                                        Shares
                                     Beneficially
Name                                   Owned (1)            Percentage (2)
----                                   ---------            --------------

Christopher F. McConnell (3)            171,067                   3.3%

Robert W. Tauber (4)                    258,000                   4.9%

Stephen Rade (5)                        775,000                  14.8%

Ronald E. Badke (6)                      69,000                   1.3%

Christopher C. Cole (7)                  27,000                   **

Allan Kalish (8)                         46,500                   **

Barbara M. Henagan (9)                  169,131                   3.2%

Bradley T. MacDonald (10)                11,000                   **

Directors and Officers as a group     1,526,698                  29.2%
(8 persons) (11)
-------------------

* The business address of each shareholder named in this table, is Wireless Xcessories Group, Inc., 1840 County Line Road, Huntingdon Valley, PA 19006.

**       Less than 1%.

(1) For purposes of this table, a person or group is deemed to have "beneficial ownership" of any shares which such person has the right to acquire within 60 days.

(2) Percentage ownership is based on 5,223,080 shares of common stock outstanding on October 19, 2000. For purposes of computing the percentage of outstanding shares held by each such person or group of persons named above, any security which such person or group of persons has the right to acquire within 60 days is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(3)      Includes exercisable options to purchase 15,000 shares.

(4)      Includes exercisable options to purchase 63,000 shares.

(5)      Includes exercisable options to purchase 25,000 shares.

(6)      Includes exercisable options to purchase 69,000 shares.

(7)      Includes options to purchase 7,000 shares.

(8)      Includes exercisable options to purchase 39,000 shares.

(9) Includes exercisable options to purchase 14,000 shares and 2,000 shares held in a trust for which she serves as a Trustee.

(10)     Includes exercisable options to purchase 11,000 shares.

(11)     Includes exercisable options to purchase 243,000 shares.



Performance Graph

         The following graph compares the percentage change in cumulative total stockholder return on the Company's common stock, on a quarterly basis, from April 9, 1996 to the present with the cumulative total return over the same period of (i) the Russell 2000 Index and (ii) Peer Group which consists of U.S. Office Products Company, Richy Electronics Inc., Omnipoint Corp., Kent Electronics Corp. and Brightpoint Inc. The Russell 2000 Index measures the performance of the 2,000 smallest companies within the 3,000 largest United States companies based on total market capitalization. HISTORIC STOCK PRICE IS NOT INDICATIVE OF FUTURE STOCK PRICE PERFORMANCE.

                      CUMULATIVE ANNUAL STOCKHOLDER RETURN
          WIRELESS XCESSORIES GROUP, INC., RUSSELL 2000 AND PEER GROUP
                 (PERFORMANCE RESULTS THROUGH DECEMBER 31, 1999)


[INSERT GRAPH]



                                      4/9/96    12/31/96    12/31/97   12/31/98    12/31/99
-------------------------------------------------------------------------------------------
Wireless Xcessories Group, Inc.      $100.00     $ 64.14     $ 30.97    $ 29.36     $ 60.87
Russell 2000 Index                   $100.00     $105.17     $128.51    $125.00     $147.80
Peer Group (including RCHY)          $100.00     $ 81.08     $ 82.02    $ 27.06     $123.54
Peer Group (excluding RCHY)          $100.00     $ 80.75     $ 82.00    $ 26.05     $118.54

Assumes that $100 are invested at the open of trading (April 9, 1996) in Wireless Xcessories Group, Inc. common stock, Russell 2000 Index and Peer Group and that all dividends are reinvested.


                              CERTAIN TRANSACTIONS

         In consideration for the acquisition of Tauber and Advanced Fox, the Company in April 1996 issued to Robert W. Tauber, a former director of the Company, 300,000 shares of common stock and a five year option to purchase an additional 50,000 shares at $5.00 per share. This option remains unexercised.

         The principal offices of Advanced Fox, which comprise approximately 7,000 square feet in Huntingdon Valley, Pennsylvania, were occupied under a month-to-month lease with Rade Limited Partnership, of which Mr. Rade and his wife are the partners. The lease, as amended with respect to additions to the facility, provides for an annual rent of $70,000 with the tenant obligated to pay the applicable real estate taxes and maintenance and insurance costs. The Company terminated this lease on or April 30, 2000. The Company relocated its principal offices to space leased from a third party. Rental payments under the lease with Rade Limited Partnership for the twelve months ended December 31, 1999, 1998 and 1997 were $76,462, $76,000 and
$76,000, respectively.

PRIOR MANAGEMENT

         Messrs. Warren H. Haber, the former Chairman of the Board, and John L. Teeger, the former Vice President, Secretary and Director of the Company, were the sole stockholders, officers and directors of Founders Management Services, Inc. ("Founders"). Pursuant to the Management Agreement between Founders and the Company dated as of June 6, 1995, as subsequently amended, Founders was to provide advice and consultative services regarding management, overall strategic planning, acquisition policy, relations with commercial and investment banking institutions, and stockholders matters to or on behalf of the Company. In addition to an annual base fee of $150,000 and a fee based on the Company's profits, Founders was entitled to receive originating fees with respect to acquisitions or financings for which it performed originating services. This fee was to be calculated by reference to the fee customarily charged by non-affiliated investment bankers or professional originators for transactions of similar size and nature. To determine the fees customarily charged, the Company was to review then current proxy statements and investment publications and consult with nonaffiliated investment bankers for the computation of originating fees in similar transactions as those in which the Founders' originating services have been employed. The amount of the fee was subject to the approval of a majority of the directors not affiliated with Founders. Founders received for its origination and consultation services in connection with the combination with Advanced Fox and Tauber a fee of $150,000; and in connection with the Battery Network acquisition and related financing of $13,000,000, a fee of $240,000 and five year warrants to purchase 100,000 shares of common stock at a price of $4.125 per share. These warrants were split equally by Messrs. Haber and Teeger as designees of Founders.

         In February 1998, the Management Agreement was revised by mutual consent to, among other things, eliminate the origination and incentive fee provisions of the original agreement. The revised agreement thereby limited fees that were payable to Founders to an annual fee of $150,000, payable monthly. Since June 1998, when Messrs. Haber and Teeger resigned as officers and directors of the Company, Founders has provided no services to the Company and the Company has not paid any fees to Founders. Although neither the Company nor Founders has formally terminated the Management Agreement, both parties have acted as if the Management Agreement has been terminated. Founders has initiated a lawsuit against the Company with respect to this Management Agreement, which the Company is contesting.

                            GENERAL AND OTHER MATTERS

         The board knows of no matter, other than as referred to in this proxy statement, which will be presented at the meeting. However, if other matters properly come before the meeting, or any of its adjournments, the person or persons voting the proxies will vote them with their judgment in those matters.


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Company's directors, officers (including a person performing a principal policy-making function) and persons who own more than 10% of a registered class of the Company's equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Directors, officers and 10% holders are required by SEC regulations to furnish the Company with copies of all of the Section 16(a) reports they file. Based solely upon a review of the copies of the forms furnished to the Company and the representations made by the reporting persons to the Company, the Company believes that during the year ended December 31, 1999, its directors, officers and 10% holders complied with all filing requirements under Section 16(a) of the Exchange Act, except for Stephen Rade, the President and Chief Executive Officer of the Company, who inadvertently failed to file reports on Form 5 for the year ended December 31, 1999.


                                  ANNUAL REPORT

         The Annual Report of the Company, including financial statements, for the year ended December 31, 1999 is being mailed to stockholders with this proxy material.


                  STOCKHOLDER PROPOSALS -- 2001 ANNUAL MEETING

         Proposals of stockholders intended to be presented at the annual meeting of stockholders in 2001 must be received by July 2, 2001, to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting. If any stockholder wishes to present a proposal to the 2001 annual meeting of stockholders that is not included in the Company's proxy statement for that meeting and fails to submit such proposal to the Secretary of the Company on or before September 15, 2001 then the Company will be allowed to use its discretionary voting authority when the proposal is raised at the annual meeting, without any discussion of the matter in its proxy statement. Stockholder proposals should be directed to the Corporate Secretary, at the address of the Company set forth on the first page of this proxy statement.

                                            By order of the board of directors,

                                            /s/ Christopher F. McConnell
                                            -----------------------------------
                                            Christopher F. McConnell
                                            Chairman of the Board of Directors
October 31, 2000